Exhibit 99.1

News Release – July 28, 2016

CubeSmart Reports Second Quarter 2016 Results:

FFO Per Share Grows 16.1%; Same-Store NOI Increases 11.0%

MALVERN, PA -- (Marketwired) – July 28,  2016 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and six months ended June 30, 2016.

“Double-digit growth in both FFO per share and same-store NOI during the quarter continues to demonstrate the strength of storage fundamentals and the advantages of our sophisticated operating platform,” commented President and Chief Executive Officer Christopher P. Marr. “Our team continues to pursue acquisition and development opportunities in our core markets and expand our national third-party management platform. We are delighted to have opened three newly developed, purpose-built storage facilities in the New York City and Dallas markets during the quarter.”

Key Highlights for the Quarter

•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.36, representing a year over year increase of 16.1%.
•	Increased same-store (407 facilities) net operating income (“NOI”) 11.0% year over year, driven by 7.8% revenue growth and a 0.5% increase in property operating expenses.
•	Same-store occupancy averaged 93.6% during the quarter, an increase of 80 basis points year over year, ending the quarter with same-store occupancy of 94.3%.
•	Closed on five facility acquisitions totaling $65.6 million.
•	Opened for operation one joint venture development property for a total investment of $32.2 million.
•	Acquired two properties upon completion of construction and issuance of certificate of occupancy (“C/O”) for $20.9 million.

Funds from Operations

FFO, as adjusted, was $65.4 million for the second quarter of 2016, compared with $52.5 million for the second quarter of 2015. FFO per share, as adjusted, increased 16.1% to $0.36 for the second quarter of 2016, compared with $0.31 for the same period last year.

Investment Activity

Acquisition Activity

The Company acquired five properties for $65.6 million during the three months ended June 30, 2016. These acquisitions are located in Colorado (1), Illinois (2), Massachusetts (1), and Texas (1). Subsequent to June 30, 2016, the Company acquired two facilities located in Nevada for $23.2 million. In total for the year to date through this press release, the Company has acquired 16 properties for $224.7 million, excluding three assets acquired upon completion of construction and issuance of C/O.  The Company has four additional properties under contract for $51.7 million.

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Development Activity

The Company has agreements with developers for the construction of Class A self-storage facilities in high-barrier-to-entry locations. These agreements are structured as either purchases at C/O or as joint venture developments. During the second quarter of 2016, the Company acquired two properties located in Fort Worth and Grapevine, Texas at C/O for a total investment of $20.9 million and opened for operation a joint venture development property in Bronx, New York for a total investment of $32.2 million. In total for the year to date through this press release, the Company has acquired three properties at C/O and opened for operation two joint venture development properties for $133.7 million.

As of June 30, 2016, the Company had three facilities under contract to purchase at C/O for a total acquisition price of $43.3 million.  The properties are located in Florida (1) and Illinois (2). The purchase of these facilities is expected to occur at various times during the first quarter of 2017. These acquisitions are subject to due diligence and other customary closing conditions, and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of June 30, 2016, the Company had three joint venture development properties and two wholly owned project under development. The Company anticipates investing a total of $218.2 million related to these projects and had invested $93.0 million of that total as of June 30, 2016. These facilities are located in Florida (1), New York (3), and Washington, D.C. (1). The five projects are expected to open at various times between the third quarter of 2016 and the first quarter of 2018.

Third-Party Management

As of June 30, 2016, the Company’s third-party management program included 277 facilities totaling 17.1 million square feet. During the quarter ended June 30, 2016, the Company added 37 properties to its third-party management program.  For the six months ended June 30, 2016, the Company added 65 properties to its third-party management program.

Same-Store Results

The Company’s same-store portfolio at June 30, 2016 included 407 facilities containing approximately 27.8 million rentable square feet, or approximately 87.0% of the aggregate rentable square feet of the Company’s 464 owned facilities.  These same-store facilities represented approximately 93.1% of property net operating income for the quarter ended June 30, 2016.

Same-store physical occupancy at period end for the second quarter of 2016 was 94.3%, compared with 93.8% for the same quarter of last year.  Same-store revenues for the second quarter of 2016 increased 7.8%, and same-store operating expenses increased 0.5% from the same quarter in 2015. Same-store net operating income increased 11.0%, as compared with the same period in 2015.

Operating Results

As of June 30, 2016, the Company’s total owned portfolio included 464 properties containing 32.0 million rentable square feet and had a physical occupancy of 91.8%.

Revenues increased $16.7 million and property operating expenses increased $3.4 million in the second quarter of 2016, as compared with the same period in 2015.  Increases in revenues were primarily attributable to increased net effective rents and occupancy levels in the same-store portfolio and revenues generated from

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property acquisitions. Increases in property operating expenses were primarily attributable to a $2.8 million increase in expenses associated with newly acquired or recently opened facilities.

Interest expense increased from $10.9 million during the three months ended June 30, 2015 to $12.2 million during the three months ended June 30, 2016, an increase of $1.3 million.  The increase is attributable to a higher amount of outstanding debt during the 2016 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended June 30, 2016 increased approximately $196.8 million from the same period in 2015 from $1.2 billion to $1.4 billion.

The Company reported net income attributable to the Company’s common shareholders of $18.9 million, or $0.11 per common share, in the second quarter of 2016, compared with net income attributable to the Company’s common shareholders of $12.2 million, or $0.07 per common share, in the second quarter of 2015.

Financing Activity

During the quarter, the Company sold 0.8 million common shares of beneficial interest through its at-the-market equity program at an average sales price of $32.65 per share, resulting in net proceeds of $25.7 million, after deducting offering costs. As of June 30, 2016, the Company had 7.4 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On June 1, 2016, the Company declared a dividend of $0.21 per common share. The dividend was paid on July 15, 2016 to common shareholders of record on July 1, 2016.

Also on June 1, 2016, the Company declared a dividend of $0.484375 for the 7.75% Series A Cumulative Redeemable Preferred Shares. The dividend was paid on July 15, 2016 to holders of record on July 1, 2016.

2016 Financial Outlook

“We continue to exceed our performance targets and are pleased to be increasing our full-year guidance for same-store operating metrics and FFO per share,” commented Chief Financial Officer Tim Martin. “We continue to be well-positioned to fund our growth with broad and attractive access to capital and remain disciplined and focused on pursuing external growth opportunities that enhance portfolio quality and generate long-term value for our shareholders.”

The Company is adjusting its previously issued estimates as well as underlying assumptions, and now expects that its fully diluted FFO per share, as adjusted, for 2016 will be between $1.40 and $1.44 (previously between $1.36 and $1.40). The Company’s estimates are based on the following key operating assumptions:

•	For 2016, a same-store pool consisting of 407 assets totaling 27.8 million square feet
•

Same-store net operating income (“NOI”) growth of 9.5% to 10.25% over 2015 (previously 7.75% to 8.75%), driven by revenue growth of 6.75% to 7.25% (previously 6.25% to 7.0%) and expense growth of 0.5% to 1.5% (previously 2.5% to 3.5%)

•	General and administrative expenses of approximately $31.0 million to $32.0 million (previously $30.0 million to $31.0 million)

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Key investment and financing assumptions include:

•	Impact of development activity:
o	Four new facilities opened in 2015 for a total investment of $65.1 million.
o

Two new joint venture development facilities and two new wholly owned development facilities are expected to open in 2016 for a total investment of $98.8 million, of which two properties have opened year to date for $64.0 million.

o	Three new facilities acquired at C/O in 2016 for a total investment of $69.4 million.
o	Approximately $0.03 per share of dilution in 2016 related to development activity.
•	Impact of acquisition activity:
o	Acquired 14 facilities for $201.5 million during the six months ended June 30, 2016 and two additional properties were acquired subsequent to quarter-end for $23.2 million.
•	Impact of financing activity:
o

Funding 2016 debt maturities and our acquisition and development commitments with long-term capital, with specific impact to 2016 earnings dependent upon the amount, timing, cost and form of capital we raise.

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2016, the Company is targeting $300 million to $350 million of acquisitions (previously between $250 million and $300 million), excluding contracts related to joint venture development or purchase at completion of construction and issuance of C/O investments discussed above.

2016 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.44	to	$0.48
Plus: real estate depreciation and amortization	0.96		0.96
FFO per diluted share, as adjusted	$1.40	to	$1.44

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending September 30, 2016 will be between $0.37 and $0.38, and that its fully diluted earnings per share for the period will be between $0.13 and $0.14.

3rd Quarter 2016 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.13	to	$0.14
Plus: real estate depreciation and amortization	0.24		0.24
FFO per diluted share, as adjusted	$0.37	to	$0.38

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, July 29, 2016 to discuss financial results for the three months ended June 30, 2016.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10088653.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for

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callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through August 29, 2016.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10088653.

Supplemental operating and financial data as of June 30, 2016 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2016 Self-Storage Almanac, CubeSmart is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense –

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early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its facilities, and for all of its facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

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•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•risks of investing through joint ventures;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Second Quarter 2016	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Storage facilities	$3,861,096	$3,467,032
Less: Accumulated depreciation	(652,657)	(594,049)
Storage facilities, net (including VIE assets of $203,341 and $136,274, respectively)	3,208,439	2,872,983
Cash and cash equivalents	3,423	62,869
Restricted cash	9,017	24,600
Loan procurement costs, net of amortization	2,475	2,800
Investment in real estate ventures, at equity	99,915	97,281
Other assets, net	39,240	43,631
Total assets	$3,362,509	$3,104,164

LIABILITIES AND EQUITY
Unsecured senior notes, net	$742,402	$741,904
Revolving credit facility	150,000	—
Unsecured term loans, net	398,466	398,183
Mortgage loans and notes payable, net	138,716	111,455
Accounts payable, accrued expenses and other liabilities	96,795	85,034
Distributions payable	39,449	38,685
Deferred revenue	19,868	17,519
Security deposits	402	403
Total liabilities	1,586,098	1,393,183

Noncontrolling interests in the Operating Partnership	68,581	66,128

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 3,220,000 shares authorized, 3,100,000 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	31	31
Common shares $.01 par value, 400,000,000 shares authorized, 178,249,897 and 174,667,870 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1,782	1,747
Additional paid-in capital	2,332,742	2,231,181
Accumulated other comprehensive loss	(4,623)	(4,978)
Accumulated deficit	(627,689)	(584,654)
Total CubeSmart shareholders’ equity	1,702,243	1,643,327
Noncontrolling interests in subsidiaries	5,587	1,526
Total equity	1,707,830	1,644,853
Total liabilities and equity	$3,362,509	$3,104,164

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CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

REVENUES
Rental income	$111,538	$96,803	$216,535	$188,359
Other property related income	12,643	11,385	24,406	21,928
Property management fee income	2,345	1,683	4,456	3,272
Total revenues	126,526	109,871	245,397	213,559
OPERATING EXPENSES
Property operating expenses	41,607	38,210	81,826	75,641
Depreciation and amortization	41,448	38,086	80,804	75,981
General and administrative	7,891	7,114	16,119	14,287
Acquisition related costs	2,563	753	4,905	1,263
Total operating expenses	93,509	84,163	183,654	167,172
OPERATING INCOME	33,017	25,708	61,743	46,387
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(12,200)	(10,868)	(24,284)	(21,925)
Loan procurement amortization expense	(611)	(659)	(1,216)	(1,205)
Equity in losses of real estate ventures	(724)	(100)	(1,236)	(338)
Other	901	(208)	1,231	(524)
Total other expense	(12,634)	(11,835)	(25,505)	(23,992)
NET INCOME	20,383	13,873	36,238	22,395
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(227)	(161)	(399)	(252)
Noncontrolling interest in subsidiaries	268	12	335	15
NET INCOME ATTRIBUTABLE TO THE COMPANY	20,424	13,724	36,174	22,158
Distribution to preferred shareholders	(1,502)	(1,502)	(3,004)	(3,004)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$18,922	$12,222	$33,170	$19,154

Basic earnings per share attributable to common shareholders	$0.11	$0.07	$0.19	$0.12
Diluted earnings per share attributable to common shareholders	$0.11	$0.07	$0.19	$0.11

Weighted-average basic shares outstanding	177,880	166,683	176,838	166,096
Weighted-average diluted shares outstanding	179,221	168,224	178,172	167,655

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Same-Store Facility Results (407 facilities)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2016		Percent	June 30, 2016		Percent
	2016	2015	Change	2016	2015	Change

REVENUES
Net rental income	$100,491	$92,943	8.1%	$197,059	$181,884	8.3%
Other property related income	10,647	10,184	4.5%	20,720	19,659	5.4%
Total revenues	111,138	103,127	7.8%	217,779	201,543	8.1%

OPERATING EXPENSES
Property taxes	11,246	10,675	5.3%	22,267	21,305	4.5%
Personnel expense	8,978	9,121	(1.6)%	18,191	18,290	(0.5)%
Advertising	2,359	2,115	11.5%	3,731	3,511	6.3%
Repair and maintenance	1,369	1,286	6.5%	2,479	2,316	7.0%
Utilities	2,942	3,285	(10.4)%	6,501	7,075	(8.1)%
Property insurance	780	937	(16.8)%	1,676	1,872	(10.5)%
Other expenses	4,422	4,519	(2.1)%	9,069	9,704	(6.5)%

Total operating expenses	32,096	31,938	0.5%	63,914	64,073	(0.2)%

Net operating income (1)	$79,042	$71,189	11.0%	$153,865	$137,470	11.9%

Gross margin	71.1%	69.0%		70.7%	68.2%

Period end occupancy (2)	94.3%	93.8%		94.3%	93.8%

Period average occupancy (3)	93.6%	92.8%		92.8%	91.6%

Total rentable square feet	27,803			27,803

Realized annual rent per occupied square foot (4)	$15.44	$14.40	7.2%	$15.28	$14.28	7.0%

Scheduled annual rent per square foot (5)	$17.03	$16.29	4.5%	$16.54	$15.79	4.7%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$79,042	$71,189		$153,865	$137,470
Non same-store net operating income (1)	7,631	2,458		13,107	4,092
Indirect property overhead (6)	(1,754)	(1,986)		(3,401)	(3,644)
Depreciation and amortization	(41,448)	(38,086)		(80,804)	(75,981)
General and administrative expense	(7,891)	(7,114)		(16,119)	(14,287)
Acquisition related costs	(2,563)	(753)		(4,905)	(1,263)

Operating Income	$33,017	$25,708		$61,743	$46,387

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at June  30 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

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Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income attributable to common shareholders	$18,922	$12,222	$33,170	$19,154

Add (deduct):
Real estate depreciation and amortization:
Real property	40,831	37,630	79,730	75,094
Company's share of unconsolidated real estate ventures	2,852	1,780	5,243	3,556
Noncontrolling interests in the Operating Partnership	227	161	399	252

FFO attributable to common shareholders and OP unitholders	$62,832	$51,793	$118,542	$98,056

Add:
Acquisition related costs (1)	2,604	753	5,082	1,263

FFO attributable to common shareholders and OP unitholders, as adjusted	$65,436	$52,546	$123,624	$99,319

Earnings per share attributable to common shareholders - basic	$0.11	$0.07	$0.19	$0.12
Earnings per share attributable to common shareholders - fully diluted	$0.11	$0.07	$0.19	$0.11
FFO per share and unit - fully diluted	$0.35	$0.30	$0.66	$0.58
FFO, as adjusted per share and unit - fully diluted	$0.36	$0.31	$0.69	$0.58

Weighted-average basic shares outstanding	177,880	166,683	176,838	166,096
Weighted-average diluted shares outstanding	179,221	168,224	178,172	167,655
Weighted-average diluted shares and units outstanding	181,430	170,486	180,356	169,913

Dividend per common share and unit	$0.21	$0.16	$0.42	$0.32
Payout ratio of FFO, as adjusted	58.3%	51.6%	60.9%	55.2%

(1)	Six months ended June 30, 2016 includes $0.2 million of acquisition related costs that are included in the Company’s share of equity in losses of real estate ventures.

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